Exhibit 4.1

                                    AMENDMENT  TO RIGHTS  AGREEMENT  dated March
                           25, 1998, to the Rights Agreement dated August 6, 1991, as amended (the "Rights Agreement"), by and between Pharmaceutical Resources, Inc., a New Jersey corporation ("the "Company"), and First City Transfer Company (the "Rights Agent").

     WHEREAS, the Board of Directors of the Company, on August 6, 1991, authorized and adopted a share purchase rights plan (the "Plan") to protect the Company's shareholders against unsolicited and hostile attempts to acquire control of the Company and, in connection therewith, executed and delivered the Rights Agreement to effectuate the terms of the Plan;

     WHEREAS, the Board of Directors of the Company, on March 25, 1998, approved and adopted an amendment to the Plan as described herein in contemplation of a certain negotiated transaction;

     WHEREAS, the Board of Directors of the Company authorized and directed the proper officers of the Company as well as the Rights Agent to execute and deliver this Amendment to the Rights Agreement in order to effectuate the foregoing amendments to the Plan; and

     WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Rights Agreement.

     NOW, THEREFORE, in consideration of the mutual premises, the Rights Agreement is hereby amended as follows:

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     Section 1.  Effective  Dates.  (a) The  amendment set forth in Section 2(a)
hereof shall be effective upon the execution and delivery of the Stock Purchase Agreement, dated March 25, 1998, between the Company and Lipha Americas, Inc. (the "Stock Purchase Agreement").

     (b) The amendments set forth in Sections 2(b), (c), (e) and (f) hereof shall be effective upon the consummation of the Stock Purchase Agreement.


     Section 2. Certain Definitions. (a) The definition of "Acquiring Person" as set forth in the first sentence in Section 1(a) shall be amended by deleting "or" before "(v)" and inserting in its stead "," and by inserting the following at the end of the first sentence thereof before the ".":

     "and (vi) Lipha Americas, Inc. ("Lipha"), Merck KGaA ("Merck") and Genpharm, Inc. ("Genpharm") under a stock purchase agreement and options approved by the Board of Directors of the Company, as amended from time to time, between the Company and Lipha, Merck and Genpharm, as the case may be, so long as any acquisition or tender or exchange offer is permitted under such stock purchase agreement or options"

     (b) The definition of "Acquiring Person" as set forth in the first sentence of Section 1(a) shall be amended by amending clause (v) in its entirety as follows:

     "(v) [intentionally omitted],"

     (c) The definition of "Permitted Offer" in Section 1(n) shall be amended in its entirety as follows:

     "(n) "Permitted Offer" shall mean the following tender offers made in the manner prescribed by Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder: (i) a tender offer for all outstanding Common Shares; provided, however, that such tender offer occurs at a time when Continuing Directors are in office and a majority of the Continuing Directors has determined that the offer is fair to, and otherwise in the best interests of, the Company and

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         its  stockholders,  and  (ii) a  tender  offer  for  Common  Shares  as permitted by a stock purchase agreement approved by the Board of Directors of the Company, as amended from time to time, between the Company and Lipha."

     (d) The proviso in the definition of "Person" in Section 1(o) shall be amended in its entirety with the following:

     "; provided, however, that "Person" shall exclude Lipha and its associates and affiliates until such time as any acquisition of or tender offer for Common Shares by Lipha or any of its affiliates or associates shall not be permitted under a stock purchase agreement approved by the Board of Directors of the Company, as amended from time to time, between the Company and Lipha"

     (e) The  proviso  in the  definition  of  "Section  11(a)(ii)(A)  Event" in
Section 1(v) shall be amended in its entirety as follows:

          "; provided, however, in no event shall any of the actions described in Section 11(a)(11)(A) by Lipha or any of its affiliates or associates constitute a Section 11(a)(ii)(A) Event to the extent that any such actions shall not be prohibited under a stock purchase agreement approved by the Board of Directors of the Company, as amended from time to time, between the Company and Lipha"

     (f) The proviso in the definition of "Section 13 Event" in Section 1(w) shall be amended in its entirety as follows:

          "; provided, however, in no event shall any of the actions described in Section 13(a) by Lipha or any of its affiliates or associates constitute a Section 13 Event to the extent that any such actions shall not be prohibited under a stock purchase agreement approved by the Board of Directors of the Company, as amended from time to time, between the Company and Lipha"

     Section 3. Authority for Amendment. This Amendment is being executed and delivered as of the date hereof by the Company and the Rights Agent pursuant to and in accordance with Section 27 of the Rights Agreement. By executing this Amendment, the Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement. Except as

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otherwise  amended  hereby,  all the  provisions of the Rights  Agreement  shall remain in full force and effect. This Amendment shall be deemed to be a part of, and shall be construed as part of, the Rights Agreement.

     IN WITNESS HEREOF, the parties hereby have caused this Amendment to be duly executed as of the date first above written.

                         PHARMACEUTICAL RESOURCES, INC.



                         By /s/ Kenneth I. Sawyer
                         -----------------------------
                         Title:  President


                         FIRST CITY TRANSFER COMPANY


                         By /s/ Kathleen M. Zaleske
                         -----------------------------
                         Title:  Kathleen M. Zaleske
                         Assistant Vice President



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